Exhibit 10.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

AMONG

COMPTON ACQUISITION, INC.

RUNCO INTERNATIONAL, INC.

AND

THE STOCKHOLDERS OF RUNCO INTERNATIONAL, INC.

May 23, 2007

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ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (this “Agreement”) dated as of May 23, 2007, by and among Compton Acquisition, Inc., an Oregon corporation (“Buyer”), Runco International, Inc., a California corporation (“Seller”), and Sam Runco and Lori Runco (each a “Stockholder” and together, the “Stockholders”).

RECITALS

Seller desires and intends to sell substantially all its assets to Buyer, at the price and on the terms and conditions set forth herein. Buyer desires and intends to purchase such assets and to assume certain of the operating liabilities relating to Seller’s business operations, at the price and on the terms and conditions herein set forth. Stockholders own all of the outstanding capital stock of Seller. Buyer, Seller and Stockholders wish to make certain representations, warranties, covenants and agreements in connection with the transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Affiliate”: of any Person (the “Subject”) means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the Subject. “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement”: This Agreement and all Schedules and Exhibits hereto, including, but not limited to, the Disclosure Memorandum.

“Assets”: As defined in Section 2.1.

“Assigned Insurance Policies”: As defined in Section 2.1(k).

“Assumed Liabilities”: As defined in Section 2.3.

“Assumption Agreement”: As defined in Section 2.5.

“Bill of Sale”: As defined in Section 2.5.

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“Business”: The business, operations and activities of Seller relating to the design, manufacture, distribution and sale of home theatre products, and all other related activities as conducted by Seller on or before the Closing Date.

“Business Day”: Any day that is not a Saturday, a Sunday or any other day on which banks generally are required or authorized to be closed in Portland, Oregon.

“Claim”: Any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

“Closing”: The consummation of the purchase and sale of the Assets under this Agreement.

“Closing Date”: The date upon which the Closing becomes effective.

“Code”: The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

“Contract”: Any contract, agreement, lease, license, grant of immunity from suit, commitment, arrangement, purchase or sale order, or undertaking, whether written or oral.

“Debt”: At any time, with respect to any Person, means, without duplication:

(a) its liabilities for borrowed money (whether or not evidenced by a security);

(b) any liabilities for borrowed money secured by any Encumbrance existing on property owned by such Person (whether or not such Person is personally liable in respect thereof);

(c) any obligations in respect of any capital lease of such Person;

(d) all obligations of such Person in respect of banker’s acceptances, other acceptances, letters of credit and other instruments serving a similar function issued or accepted by banks and other financial institutions for the account of such Person (whether or not incurred in connection with the borrowing of money); and

(e) any Guaranty of such Person of any obligation or liability of another Person of a type described in any of clause (a) through clause (d), inclusive, of this definition.

“Disclosure Memorandum”: That certain Disclosure Memorandum dated as of the date hereof and delivered by Seller or Buyer on the date hereof in connection with this Agreement.

“Employee Benefit Plans”: All employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, and any deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit, fringe benefit or other plan, trust or arrangement, whether or not covered by ERISA, whether written or oral, for the benefit of any employees of Seller or the Business.

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“Encumbrance”: Any security interest, mortgage, lien, charge, option, easement, license, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

“Environment”: The air, ground (surface and subsurface) or water (surface and groundwater), or the workplace.

“Environmental and Safety Law”: Any federal, state, local or other law, statute, rule, ordinance or regulation or any common law pertaining to public or worker health, welfare or safety or the Environment (including, but not limited to, those laws, statutes, rules, ordinances and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of Hazardous Materials), including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401-7626; the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq.; the Federal Environmental Pesticide Control Act, the Federal Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; and any applicable Judgments issued by a court of competent jurisdiction in connection with any of the foregoing.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent”: Mellon Investor Services LLC.

“Escrow Agreement”: The Escrow Agreement to be entered into among Buyer, Seller and the Escrow Agent, substantially in the form of Exhibit A.

“Escrow Amount”: An amount equal to $3,340,000.

“Excluded Assets”: As defined in Section 2.2.

“Excluded Liabilities”: As defined in Section 2.4.

“Facilities”: The real property situated at Union City, California where Seller conducts the Business, and all plants, buildings, structures and improvements located thereon.

“GAAP”: United States generally accepted accounting principles.

“Governmental Body”: Any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

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“Hazardous Materials”: Any hazardous or toxic substances, materials and wastes, including, but not limited to, those substances included in the definitions of “Hazardous Substances,” “Hazardous Materials,” “Toxic Substances,” “Hazardous Waste,” “Solid Waste,” “Pollutant,” or “Contaminant” in any Environmental and Safety Law or the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., or in the regulations promulgated pursuant to those laws; those substances listed in the United States Department of Transportation Table (49 C.F.R. § 172.101 and any amendments thereto); such other substances, materials and wastes which are regulated or are classified as hazardous or toxic by any Governmental Body; and asbestos, polychlorinated biphenyls and oil and petroleum products or by-products.

“Indemnified Party”: As defined in Section 9.4.

“Indemnifying Party”: As defined in Section 9.4.

“Intellectual Property”: As defined in Section 2.1(d).

“Inventory”: The inventories of Seller described in Section 2.1(c).

“Judgment”: Any judgment, order, award, writ, injunction, ruling or decree of any Governmental Body or arbitrator.

“Knowledge”: With respect to (a) Seller, the actual knowledge of Sam Runco, Lori Runco, Bob Hana, Paul Lyon, Raymond Medeiros or Rick Bergamaschi; (b) Stockholders, the actual knowledge of Sam Runco or Lori Runco; and (c) Buyer, the actual knowledge of the officers of Buyer. With respect to each person identified in the foregoing sentence, “actual knowledge” shall be determined after such person has reviewed the representations and warranties set forth in Article 3 or Article 4 of this Agreement, as applicable, and contemplated whether there were any exceptions to the representations and warranties so reviewed.

“Loss”: Any loss, damage, Judgment, debt, liability, obligation, fine, penalty, cost or expense (including, without limitation, reasonable attorney and other professional fees and costs, and expenses incurred in investigating, preparing, defending against, or prosecuting any claim, suit, action, arbitration, investigation or proceeding). With respect to any Loss arising in connection with Section 3.20, “Loss” shall include, in addition to the foregoing, any losses (including, but not limited to, any costs, liabilities or obligations relating to contractors or consultants’ fees, or negotiations, administration, oversight, operation, maintenance or capital expenditures) associated with any Remedial Action which is performed in connection with any Claim brought by any Governmental Body or any other Person (including, but not limited to, any threatened enforcement action or any action under any Environmental and Safety Law), or any Remedial Action which is performed by or on behalf of Buyer or its Affiliates in the absence of a Claim brought by any Governmental Body or any other Person to address conditions as may be required by Environmental and Safety Law.

“Material Adverse Effect”: With respect to any event or circumstance (either individually or in the aggregate with all other such events and circumstances), an effect caused thereby, resulting therefrom or relating thereto, excluding, however if such event, circumstance or effect has been caused by Buyer that would, from the standpoint of the Buyer, be materially adverse as to, or in respect of:

(a) the Assets, or the Assumed Liabilities, in each case taken as a whole;

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(b) the business, operations, profits, assets, liabilities, prospects or condition (financial or other) of the Business;

(c) the ability of Seller to perform its obligations under this Agreement or any Transaction Document; or

(d) the validity or enforceability of this Agreement or any Transaction Document.

“Most Recent Balance Sheet”: As defined in Section 3.7(a).

“Permit”: As defined in Section 3.17.

“Person”: an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated organization or a government agency or subdivision thereof.

“Products”: Any and all of the home theatre products that Seller now sells or has designed, manufactured or sold since Seller’s inception or is developing, and all raw materials utilized in the manufacture or assembly of the foregoing.

“Purchase Price”: As defined in Section 2.6.

“Real Property”: The real property described in Section 2.1(e).

“Remedial Action”: Any investigation, site assessment, monitoring or other evaluation of conditions relating to the Environment at a site, or any clean-up, treatment, containment, removal, restoration, corrective action or remedial work involving any Hazardous Materials.

“Tax” or “Taxes”: All taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

“Transaction Documents”: As defined in Section 3.4(a).

“Transfer”: As defined in Section 2.1.

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ARTICLE 2. PURCHASE AND SALE OF ASSETS;

PURCHASE PRICE; CLOSING

Section 2.1 Purchase and Sale of Assets

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver (collectively, “Transfer”), or cause to be Transferred, to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and acquire, all of Seller’s right, title and interest in and to all of Seller’s assets and rights (collectively, the “Assets”) of every type and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of Seller, including, but not limited to, the following assets and rights (but excluding the Excluded Assets):

(a) Equipment. All machinery, equipment, furniture, computer hardware, motor vehicles, tooling, and other tangible personal property owned by Seller as of the close of business on the Closing Date and used or useful in the operation of the Business, including, without limitation, the personal property described in Section 2.1(a) of the Disclosure Memorandum, and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures.

(b) Equipment and Other Personal Property Leases. All of Seller’s right, title and interest in, to and under the leases and rental agreements in respect of equipment or other tangible personal property used or useful in the operation of the Business or otherwise as of the close of business on the Closing Date, including, without limitation, those leases and agreements described in Section 2.1(b) of the Disclosure Memorandum.

(c) Inventory. All inventory, wherever located, including raw materials, work-in-process, finished goods, spare parts and shop and production supplies, produced by Seller used or useful in the operation of the Business or otherwise as of the close of business on the Closing Date (“Inventory”), including, without limitation, the Inventory described in Section 2.1(c) of the Disclosure Memorandum (which Section sets forth raw materials, finished goods and other Inventory as of the close of business on the Closing Date by net book value) and all rights of Seller to the warranties received from suppliers and distributors and any related claims, credits, rights of recovery and setoffs with respect to such Inventory.

(d) Intellectual Property. All information (whether or not protectible by patent, copyright or trade secret rights) and intellectual property rights possessed or owned by Seller as of the close of business on the Closing Date, and all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing Seller any right or concession to use any information or intellectual property as of the close of business on the Closing Date, including all trade names and trademarks of Seller (including common-law trademarks and including all rights of Seller to the Vidikron and Projectavision trademarks and to the commercial use of “Runco” and “Runco International, Inc.”), service marks, domain names, art work, packaging, plates, emblems, logos, insignia and copyrights, and their registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, manufacturing processes, formulae, drawings,

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designs, schematics, specifications, algorithms, systems, forms, technical manuals, data, data bases, computer programs and software, object and source code, product information and development work-in-progress and all documentary evidence of any of the foregoing, including, without limitation, the trademarks, patents, patent applications, other assets and related agreements described in Section 2.1(d) of the Disclosure Memorandum (collectively, the “Intellectual Property”).

(e) Real Property. All real property owned or leased by Seller, or in which Seller has any interest, together with (i) all buildings and improvements located thereon, and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging, all as described in Section 2.1(e) of the Disclosure Memorandum (the “Real Property”).

(f) Cash and Equivalents. All of Seller’s cash, deposits or cash equivalent items existing as of the close of business on the Closing Date.

(g) Permits. All Permits relating to the Assets or Seller’s operation of the Business as of the close of business on the Closing Date, to the extent actually assignable or transferable, including, without limitation, those described in Section 2.1(g) of the Disclosure Memorandum.

(h) Contract Rights and Other Intangible Assets. All of Seller’s right, title and interest in, to and under all contracts and agreements, purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and other instruments and agreements relating to the Assets or Seller’s operation of the Business as of the close of business on the Closing Date, and all goodwill associated with the Business, including, without limitation, Seller’s right, title and interest in, to and under the contracts, agreements and other assets described in Section 2.1(h) of the Disclosure Memorandum.

(i) Books and Records. All of Seller’s books and records (including all discs, tapes and other media-storage data and information) relating to the Assets or the Assumed Liabilities, and such other books and records as are necessary or useful to enable Buyer to operate the Business as of the close of business on the Closing Date.

(j) Other Records, Manuals and Documents. All of Seller’s mailing lists, customer lists, supplier lists, vendor data, marketing information and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller relating to the Assets, the Assumed Liabilities or Seller’s operation of the Business as of the close of business on the Closing Date.

(k) Insurance Proceeds and Policies. (i) All insurance proceeds paid or payable to Seller in respect of any damage to or destruction or loss of any assets or rights of Seller described in this Section 2.1 or reflected on the Schedules referred to in this Section 2.1, including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Assets but for such damage, destruction or loss, and all of Seller’s rights, to the extent

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transferable, under the insurance policies listed on Section 2.1(k)(i) of the Disclosure Memorandum, and (ii) all employee benefit policies identified on Section 2.1(k)(ii) of the Disclosure Memorandum (collectively, the “Assigned Insurance Policies”).

(l) Accounts Receivable. All of Seller’s accounts receivable existing as of the close of business on the Closing Date, except accounts receivable from any Affiliate of Seller.

(m) Products. All of Seller’s rights in and to the Products, including but not limited to, the sole and exclusive right to make, use and sell the Products and derivatives based on the Products.

(n) Web Site. All of Seller’s web sites, domain names and related rights.

(o) Telephone Numbers. All telephone numbers used in connection with the Business, including those listed on Section 2.1(o) of the Disclosure Memorandum.

(p) Prepaid Expenses. All of Seller’s rights to prepaid expenses, claims for refunds (except for returns of Taxes paid for periods on or prior to the Closing Date), and rights to offset.

(q) Claims. All claims of Seller against third parties relating to the Assets, whether known or unknown, contingent or non-contingent, including all claims listed in Section 2.1(q) of the Disclosure Memorandum.

(r) Goodwill. The goodwill associated with the Business.

Section 2.2 Excluded Assets

Seller and Buyer expressly understand and agree that Seller is not Transferring to Buyer pursuant to this Agreement any of the following assets or rights of Seller (the “Excluded Assets”).

(a) Tax Refunds. Seller’s rights to refunds of Taxes paid for the periods on or prior to the Closing Date.

(b) Asset Transfer Rights. Seller’s rights under this Agreement and the other Transaction Documents to which it is or will be a party.

(c) Employee Benefit Plan Assets. Except for assets of Seller under the Assigned Insurance Policies, the assets of Seller’s Employee Benefit Plans, including, but not limited to, Seller’s 401(k) Plan.

(d) Other Excluded Assets. All other assets of Seller described in Section 2.2(d) of the Disclosure Memorandum.

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Section 2.3 Assumption of Liabilities

Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume, to the extent not paid, performed or discharged on or prior to the close of business on the Closing Date, the following obligations and liabilities of Seller (the “Assumed Liabilities”) to the extent not constituting Excluded Liabilities:

(a) All of Seller’s trade liabilities, including trade accounts payable, credit card debts, accrued warranty liability, other current liabilities to third parties, and trade liabilities incurred but not yet billed as of the close of business on the Closing Date, but only to the extent specifically identified in Section 2.3(a) of the Disclosure Memorandum;

(b) All of Seller’s liabilities with respect to employees of Seller who are terminated by Seller immediately prior to the Closing and who are hired by Buyer immediately after the Closing, but only to the extent specifically identified in Section 2.3(b) of the Disclosure Memorandum; and

(c) All of Seller’s liabilities and obligations identified in Section 2.3(c) of the Disclosure Memorandum; provided, however, that Buyer shall not succeed to or assume, and Seller shall be responsible for, any liability or obligation arising out of any breach by Seller of any such Contract or any failure by Seller to discharge or perform any liability or obligation arising on or prior to the Closing Date under any such Contract, unless such liability or obligation will be assumed by Buyer under Section 2.3(a) above.

Section 2.4 Excluded Liabilities

Buyer shall not assume, or have any obligation of any kind whatsoever for, any liabilities other than the Assumed Liabilities, nor shall it assume any of the following obligations or liabilities, which shall remain obligations and liabilities of Seller (all obligations or liabilities not assumed by Buyer are called the “Excluded Liabilities”):

(a) Taxes. Any and all liabilities for Taxes to the extent either accruing or relating to periods on or prior to the Closing Date, except as provided in Section 8.6 below.

(b) Litigation. Any claim, Judgment, penalty, settlement agreement or other obligation to pay in respect of any Claim that is pending or threatened on or prior to the Closing Date, including, but not limited to, those listed in Section 2.4(b) of the Disclosure Memorandum.

(c) Claims. All claims, liabilities or other obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing Date, whether based on any act or omission of Seller, in connection with the operation of the Business, except as expressly assumed by Buyer under the terms of this Agreement, including, without limitation, claims based on defective products or other product claims relating to products manufactured, shipped or sold by Seller, or missed delivery dates, on or prior to the Closing Date.

(d) Environmental Liability. All claims and liabilities arising out of or relating to (i) the treatment, storage or disposal on or prior to the Closing Date of Hazardous Materials by Seller or any other Person (including, without limitation, any previous operator, owner, lessor or sublessor) on or at the Real Property or any other real property previously owned, leased, subleased or used by Seller in the operation of the Business or otherwise; (ii) releases of Hazardous Materials on, at or from any assets or properties (including, without limitation, the Real Property) owned, leased, subleased or used by Seller in the operation of the Business or

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otherwise at any time such assets or properties were owned, leased, subleased or used by Seller; (iii) generation or transportation of Hazardous Materials by Seller in the operation of the Business or otherwise, and (iv) releases of Hazardous Materials by any Person (including, without limitation, any previous owner, lessee or sublessee) on or from the Real Property prior to Seller’s ownership or use thereof, or (v) the violation by Seller of or the noncompliance by Seller with any applicable Environmental and Safety Laws.

(e) Severance Costs. Except as set forth in Section 2.3(b) of the Disclosure Memorandum, all severance obligations and other costs of terminating employees wherever located resulting from any termination or cessation (or deemed termination or cessation) of employment occurring on or prior to the Closing Date (including, but not limited to, any such termination or cessation occurring in connection with the transactions contemplated by this Agreement), from whatever source such obligations and costs arise, including, without limitation, contractual obligations, notices to employees, employment manuals, course of dealings, past practices, obligations relating to Section 280G or 4999 of the Code, or otherwise.

(f) Employee Expenses. Except as set forth in Sections 2.3(b) and 2.3(c) above, all liabilities and obligations with respect to either the continuation or the termination by Seller of any Employee Benefit Plan for the benefit of the Business’s employees, and all liabilities with respect to accrued payroll, workers compensation liability, fringe benefits and other employee benefits with respect to or that relate to periods of employment by Seller on or prior to the Closing Date.

(g) Broker Fees. All brokerage fees, finders’ fees or other fees, commissions or payments payable in connection with the transactions contemplated by this Agreement based on arrangements made by Seller or the Stockholders.

(h) Comerica Loans. Any and all amounts owed to Comerica Bank-California pursuant to the terms of the Amended and Restated Loan and Security Agreement (Accounts and Inventory) dated December 5, 2006, the Variable Rate Installment Note dated December 5, 2006, or otherwise (collectively, the “Comerica Agreements”) including the amounts of all principal, interest, prepayment or other penalties or other amounts owed pursuant to such agreement.

(i) Other. All liabilities and obligations in respect of any Excluded Liability or Excluded Asset and all liabilities of Seller to any Affiliate of Seller.

Section 2.5 Instruments of Sale and Transfer

On or prior to the Closing Date, Seller shall deliver to Buyer and Buyer shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the Closing Date all of Seller’s right, title and interest in and to the Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including, without limitation, a Bill of Sale and Assignment (the “Bill of Sale”) and an Assumption Agreement (the “Assumption Agreement”). Seller shall take all reasonable additional steps as may be necessary to put Buyer in possession and operating control of the Assets at the Closing, and Buyer shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing.

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Section 2.6 Purchase Price

The aggregate purchase price for the Assets (the “Purchase Price”) shall be $36,700,000.

Section 2.7 Closing Date

Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Ater Wynne LLP, 222 SW Columbia, Suite 1800, Portland, at 10:00 a.m., local time, on May 23, 2007, or at such other location or time as the parties may agree and shall be effective as of 12:01 a.m. on May 23, 2007.

Section 2.8 Closing Payments and Deliveries

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) a receipt for the Purchase Price less the Escrow Amount; and

(ii) the certificates and other documents required to be delivered to Buyer pursuant to Article 6.

(b) At the Closing, Buyer shall deliver to Seller:

(i) the Purchase Price less the Escrow Amount, by wire transfer in immediately available funds to an account designated by Seller at least two business days before the Closing Date; and

(ii) the certificates and other documents required to be delivered to Seller pursuant to Article 7.

Additionally, at or prior to the Closing, Buyer shall deposit the Escrow Amount into the Escrow Account, to be held pursuant to the terms of the Escrow Agreement.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

OF SELLER AND STOCKHOLDERS

Section 3.1 Making of Representations and Warranties

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller and the Stockholders, jointly and severally, represent and warrant to Buyer, except as otherwise disclosed in the Disclosure Memorandum delivered to Buyer pursuant to this Agreement, arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3 to which the information is disclosed as an exception, as follows:

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Section 3.2 Organization and Corporate Power

Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 3.2 of the Disclosure Memorandum and (b) in each jurisdiction in which the failure to be so qualified or registered could result in a material adverse effect on the business as presently conducted, assets (including intangible assets), liabilities, financial condition, property, or results of operations of Seller (a “Seller Material Adverse Effect”). The copies of the Articles of Incorporation and Bylaws of Seller which have been furnished to counsel for Buyer by Seller, are correct and complete.

Section 3.3 Corporate Records

The corporate record books of Seller accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of Seller, as made available to Buyer for review, are true and complete copies of the originals of all such documents.

Section 3.4 Authorization and Non-Contravention; Required Filings and Consents

(a) Seller has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents (as defined below) executed or to be executed by or on behalf of Seller pursuant hereto or contemplated hereby and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery by Seller of this Agreement and such Transaction Documents and the consummation by Seller of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of the board of directors of Seller. This Agreement has been and such Transaction Documents to which Seller is or is intended to be a party have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Seller and the Stockholders. This Agreement and each of the Transaction Documents to which Seller is a party constitutes, and each of the Transaction Documents to which Seller will become a party when executed and delivered by Seller will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms. “Transaction Documents” means the other documents and agreements to be executed by Seller, Stockholder and/or Buyer pursuant to this Agreement or contemplated by this Agreement, including the Escrow Agreement.

(b) The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation by Seller of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), or require any notice or consent by any party under any of the terms, conditions or provisions of

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any note, bond, mortgage, indenture, lease, Contract or other agreement, instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.5 Capitalization

As of the date hereof, the authorized capital stock of Seller consists only of 500,000 shares of common stock of Seller (“Seller Common Stock”) of which 250,000 shares are issued and outstanding. Seller has not issued or agreed to issue nor is obligated to issue any warrants, options or other rights to purchase or acquire any shares of its capital stock, or any securities convertible into such shares or any warrants, options or other rights to acquire any such convertible securities. As of the date hereof, all of the issued and outstanding shares of Seller Common Stock are owned of record and beneficially by the Stockholders. All of the outstanding shares of capital stock of Seller have been duly and validly authorized and issued and are fully paid and nonassessable and have been offered, sold, issued and delivered in compliance in all materials respects with applicable federal and state securities laws and are not subject to any preemptive rights. There are no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance, sale or redemption of Seller’s capital stock, nor are there any obligations to repurchase, redeem or otherwise acquire any shares of Seller’s capital stock. There are no rights to have Seller’s capital stock registered for sale to the public in connection with the laws of any jurisdiction, and there are no agreements relating to the voting of Seller’s voting securities and no restrictions on the transfer of Seller’s capital stock other than those imposed by federal and state securities laws.

Section 3.6 Seller Subsidiaries; Investments

Seller has no direct or indirect subsidiaries. Seller does not own or have any direct or indirect equity interest in or Control over any corporation, partnership, joint venture or other entity of any kind. The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. As used in this Agreement, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

Section 3.7 Financial Statements

(a) Section 3.7 of the Disclosure Memorandum includes the following financial statements and schedules of Seller, all of which statements (including the footnotes and schedules thereto (to the extent required)) fairly present in all material respects the financial condition of Seller on the dates of such statements and the results of its operations and their cash flows for the periods covered thereby: (i) balance sheet and related statements of income,

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retained earnings and cash flow of Seller as of and for the fiscal years ended December 31, 2004 and 2005, together with notes thereto, all of which have been reviewed by a certified public accountant in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, (ii) balance sheet and the related statements of income, retained earnings, and cash flows of Seller as of and for the year ended December 31, 2006, and (iii) balance sheet and the related statements of income, retained earnings and cash flows of Seller for the period ended April 30, 2007 (the balance sheet as of April 30, 2007 being referred to herein as the “Most Recent Balance Sheet”). Nothing has come to the attention of the management of Seller since such respective dates which would indicate that such financial statements and schedules were not true and correct in all material respects as of the date thereof.

(b) Seller has no Knowledge of, and Seller’s independent accountants have not identified to Seller, any fraud that involves Seller’s management or other current or former employees, consultants or directors of Seller who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller, or any claim or allegation regarding any of the foregoing.

Section 3.8 Absence of Undisclosed Liabilities

(a) As of the date of the Most Recent Balance Sheet, Seller did not have any liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or other liabilities relating to activities of Seller or the conduct of its business prior to the date of the Most Recent Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except the liabilities (i) stated or adequately reserved against on the Most Recent Balance Sheet, (ii) reflected in Section 3.8(a) of the Disclosure Memorandum, or (iii) immaterial liabilities incurred in the ordinary course of business of Seller which are not required to be reflected in the Most Recent Balance Sheet.

(b) As of the Closing Date, Seller will not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or other liabilities relating to activities of Seller or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Most Recent Balance Sheet or the notes thereto, (ii) reflected in Section 3.8(b) of the Disclosure Memorandum, or (iii) which would not be required to be disclosed by Seller on a balance sheet prepared as of the Closing Date under GAAP.

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Section 3.9 Absence of Certain Developments

Since April 30, 2007, Seller has conducted its business only in the ordinary course consistent with past practice and, except as otherwise set forth in Section 3.9 of the Disclosure Memorandum, there has not been:

(a) any adverse change in the financial condition, properties, assets, liabilities, business or operations of Seller;

(b) any cancellation of any material debt or claim owing to, or waiver of any material right of, Seller.

(c) any material mortgage, encumbrance or lien placed on any of the properties of Seller which remains in existence on the date hereof or will remain on the Closing Date;

(d) any significant obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, since the date of the Most Recent Balance Sheet, incurred by Seller;

(e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the significant properties or assets of Seller other than purchases and sales of inventory items in the ordinary course of business;

(f) any damage, destruction or loss of a significant amount of Seller properties or assets, whether or not covered by insurance;

(g) any declaration, setting aside or payment of any dividend by Seller or the making of any other distribution in respect of the capital stock of Seller or any direct or indirect redemption, purchase or other acquisition by Seller of its own capital stock;

(h) other than repayment in full of all obligations under the Comerica Agreements and the release of all liens held by Comerica in and to any asset of the Seller, any payment or discharge of a material lien or liability of Seller which was not shown on the Most Recent Balance Sheet or incurred in the ordinary course of business thereafter;

(i) any obligation or liability incurred by Seller to any of its officers, directors, stockholders or employees, including any increases in compensation, or any loans or advances made by Seller to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances or advances payable to directors, officers or employees;

(j) any change in accounting methods or practices of Seller;

(k) any other transaction entered into by Seller other than transactions in the ordinary course of business and the transactions contemplated by this Agreement;

(l) any change in financial performance from budget or operating plans; or

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(m) any agreement or understanding whether in writing or otherwise, for Seller to take any of the actions specified in Section 3.9(a) through 3.9(l) above.

Section 3.10 Accounts Receivable and Inventories

(a) All of Seller’s accounts receivables as of the date of this Agreement (i) are as set forth in Section 3.10(a) of the Disclosure Memorandum, (ii) are valid and enforceable claims of Seller, (iii) are fully collectible in the normal course of business, and (iv) do not include any accounts receivable from any person which is an Affiliate (“Affiliate”) as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, of any of its directors, officers, employees, or stockholders. Seller has not received notice that such claims are subject to set-off or counterclaim.

(b)(i) All inventories of Seller as of the date of this Agreement are set forth in Section 3.10(b)(i) of the Disclosure Memorandum, and (ii) all inventories of Seller as of the date of this Agreement that are of a quality and quantity usable and salable in the normal course of its business as it has been conducted by Seller prior to Closing over a period of not more than one year from the date of this Agreement are set forth in Section 3.10(b)(ii) of the Disclosure Memorandum. The values of obsolete materials included in inventory on the Most Recent Balance Sheet and materials included in inventory on the Most Recent Balance Sheet which are below standard quality as they relate to the business as currently conducted have been written down on its books of account to realizable market value, or adequate reserves have been provided therefore. All items included in such inventories are owned by Seller and all inventories of raw materials and finished goods are carried on the books of Seller at the lower of weighted average cost or market.

Section 3.11 Transactions with Affiliates

There are no material loans, leases or other continuing transactions (other than ordinary compensation payments) between Seller and any present or former stockholder, director or officer of Seller, or any member of such officer’s, director’s or stockholder’s immediate family, or any Person controlled by any officer, director or holder of more than five percent (5%) of the outstanding Seller Common Stock or his or her immediate family.

Section 3.12 Title to Assets

(a) Except as set forth in Section 3.12(a) of the Disclosure Memorandum, Seller owns, free and clear of all liens, restrictions and encumbrances, and has good, valid and marketable title to all assets purported to be owned by it, including (i) all assets reflected on the Most Recent Balance Sheet (other than assets reflected on the Most Recent Balance Sheet which have been disposed of since the date of the Most Recent Balance Sheet in the ordinary course of business); and (ii) all of the assets that were owned by Runco, LLC that have been used and/or are useful in the Business, including all rights, title and interest to the Vidikron and Projectavision trademarks.

(b) Section 3.12(b) of the Disclosure Memorandum identifies all equipment, furniture, and other tangible assets with an original cost greater than $10,000 owned by Seller as of the date of this Agreement. Each asset identified in Section 3.12(b) of the Disclosure

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Memorandum is free of material defects and deficiencies and in good condition and repair consistent with its age and intended use (ordinary wear and tear excepted), and has been maintained consistent with reasonable maintenance schedules.

(c) Section 3.12(c) of the Disclosure Memorandum identifies all assets that are being leased to Seller as of the date of this Agreement. Section 3.12(c) of the Disclosure Memorandum also identifies all assets material to the business of Seller as it is presently conducted that are licensed to Seller. All of the assets listed on Section 3.12(c) are in all material respects in good operating condition and useable in the ordinary course of business (ordinary wear and tear excepted). All leases pursuant to which Seller leases real or personal property are valid and effective in accordance with their respective terms and there exists no default of a material provision by Seller thereunder or condition that could result in a default of a material provision by Seller thereunder or termination thereof by the other party to any such lease prior to its scheduled expiration date.

(d) The Assets (other than the Excluded Assets) (i) constitute all the assets and properties currently used by Seller in its business and (ii) constitute all of the properties and assets necessary for Seller to conduct its business in the manner in which it is currently being conducted.

Section 3.13 Intellectual Property

(a) Section 3.13(a) of the Disclosure Memorandum contains an accurate and complete list of all patents, patent applications, trademarks and registered copyrights owned by or registered in the name of Seller, specifying as to each the nature of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number. Section 3.13(a) of the Disclosure Memorandum contains an accurate and complete description of all other trade secrets, custom IC’s, software and firmware modules, and any proprietary design tools that are owned by Seller and that are material to the conduct of the business of Seller as presently conducted or proposed to be conducted. Section 3.13(a) of the Disclosure Memorandum contains an accurate and complete list of all licenses, sublicenses, and other agreements as to which Seller is a party and pursuant to which any person other than Seller is authorized to use any Intellectual Property Rights owned by Seller, except for licenses, sublicenses and other agreements entered into in connection with sales or licenses of Seller’s products or services in the ordinary course of business (descriptions of which are included in Section 3.13(a) of the Disclosure Memorandum). Section 3.13(a) of the Disclosure Memorandum contains an accurate and complete description of all licenses, sublicenses, and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any Intellectual Property Rights owned by any third party, other than end-user licenses granted to Seller relating to “off the shelf” computer software that is generally available on commercially reasonable terms from persons that are unaffiliated with Seller and that is not incorporated into any product marketed, sold, or licensed by, or used in the provision of any service provided by Seller.

(b) Seller collectively owns or has the right to use all Intellectual Property Rights that are used in the conduct of the business of Seller as presently conducted (“Seller Intellectual Property Assets”). Except as set forth in Section 3.13 of the Disclosure Memorandum, such

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ownership and right to use are (and upon Closing, will be) free and clear of, and without liability under, all liens and security interests of any person. Neither Seller nor to the Knowledge of Seller any other party to any license, sublicense, or agreement listed in Section 3.13(a) of the Disclosure Memorandum is in breach or default of a material provision of such agreement and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default of a material provision of such agreement or permit termination, modification or acceleration thereunder. There are no royalties, honoraria, fees, or other payments payable by Seller to any person by reason of the ownership, use, license, sale, or disposition of any Seller Intellectual Property Asset, other than end-user licenses granted to Seller relating to “off the shelf” computer software that is generally available on commercially reasonable terms from persons that are unaffiliated with Seller and that is not incorporated into any product marketed, sold, or licensed by, or used in the provision of any service provided by Seller.

(c) Neither the Seller Intellectual Property Assets owned by Seller, nor the conduct of Seller’s business as presently conducted by Seller uses or discloses in an unauthorized manner, infringes, or constitutes a misappropriation of any Intellectual Property Right or other right of any person. No Seller Intellectual Property Asset owned by Seller is involved in any interference, reexamination, cancellation, or opposition proceeding, or any currently pending or threatened suit, action, or proceeding arising out of a right or claimed right of any person with respect to any Intellectual Property Right and, to Seller’s Knowledge, no Seller Intellectual Property Asset licensed to Seller and that is material to Seller’s business is involved in any such action, suit or proceeding. Seller has not received any oral, written, or other communication that Seller is using or disclosing in an unauthorized manner, infringing, or misappropriating in the conduct of Seller’s business as presently conducted or as proposed to be conducted by Seller the right or claimed right of any person with respect to any Intellectual Property Right. Seller is not aware that any of Seller Intellectual Property Assets that are listed in Section 3.13(a) of the Disclosure Memorandum or that are otherwise material to Seller’s business, is being used or disclosed in an unauthorized manner, infringed, or misappropriated by any person. Seller has not entered into any agreement to indemnify any person against any charge of unauthorized use or disclosure, infringement, or misappropriation of any Intellectual Property Right other than in connection with the sale of Seller’s products in the ordinary course of business. All patents, registered trademarks, registered service marks, collective marks, certification marks, and registered copyrights listed in Section 3.13(a) of the Disclosure Memorandum are in full force and were prosecuted in good faith and, to the Knowledge of Seller, are valid.

(d) Seller has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all of the Seller Intellectual Property Assets not otherwise protected by patents or copyright or trademark law. Without limitation on the generality of the foregoing, Seller has obtained confidentiality and inventions assignment agreements from all of the past and present employees and independent contractors of Seller involved in the creation or development of the Seller Intellectual Property Assets that are material to Seller’s business. No independent contractor who has performed services related to Seller’s business has any right, title, or interest in any Seller Intellectual Property Asset that is material to Seller’s business.

(e) The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not breach, violate, or conflict with

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any agreement governing any Seller Intellectual Property Asset that is material to Seller’s business, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Seller Intellectual Property Asset that is material to Seller’s business, or in any way impair the right of Seller to use or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of any Seller Intellectual Property Asset that is material to Seller’s business.

(f) As used herein, the term “Intellectual Property Rights” shall mean all intellectual property rights, including, without limitation, all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, development tools, promotional materials, databases, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.

Section 3.14 Tax Matters

(a) Seller has properly prepared (or caused to be prepared) and timely filed (or caused to be filed), or timely filed for extension of, all material federal, state, local and foreign tax returns required to be filed by it through the date hereof with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such tax returns are true, correct, and complete in all material respects. Seller has paid or caused to be paid or will pay or cause to be paid all federal, state, local, foreign and other Taxes that are due, or claimed or asserted by any taxing authority to be due, through the date hereof. All Taxes and other assessments and levies which Seller is required to withhold or collect have been withheld and collected and, except for Taxes or other assessments not yet due and payable, have been paid over to the proper governmental authorities. Buyer has been furnished by Seller complete and correct copies of all filed federal, state, local and foreign income or franchise tax returns for Seller and each of its subsidiaries for the periods ending on or after December 31, 2004.

(b) There are no liens for Taxes upon any of the Assets, other than liens for Taxes not yet due and payable. Except as set forth in Section 3.14 of the Disclosure Memorandum, neither the Internal Revenue Service nor any other governmental authority is now asserting or has, to Seller’s Knowledge, threatened to assert against Seller any deficiency or claim for additional Taxes. Except as set forth in Section 3.14 of the Disclosure Memorandum, there has not been any audit of any tax return filed by Seller.

(c) Seller (and any predecessor of Seller) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 2004 and will be an S corporation up to and including the Closing Date.

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(d) Except as set forth in Section 3.14 of the Disclosure Memorandum, Seller has never been a member of a consolidated, combined or unitary group of which Seller was not the ultimate parent corporation.

Section 3.15 Certain Contracts and Arrangements

Except as set forth in Section 3.15 of the Disclosure Memorandum (with true and correct copies delivered to Buyer or its counsel), as of the date of this Agreement, Seller is not currently a party or subject to or bound by:

(a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

(b) any contract, lease or agreement creating any obligation of Seller to pay to any third party $25,000 or more with respect to any single such contract or agreement;

(c) any contract or agreement (which shall not include purchase orders in the ordinary course of business) for the sale, license, lease or disposition of Seller’s products in excess of $25,000;

(d) any contract containing covenants directly or explicitly limiting in any significant respect the freedom of Seller to compete in any line of business or with any person or entity;

(e) any license agreement (as licensor or licensee);

(f) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $25,000;

(g) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(h) any joint venture, partnership, manufacturing, development or supply agreement;

(i) any employment contracts or agreements with officers, directors or stockholders of Seller;

(j) any agreement providing for the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Seller;

(k) any executory acquisition, merger or similar agreement;

(l) any contract with a governmental body under which Seller may have an obligation for renegotiation;

(m) any sales representative, dealer or distributorship agreement other than Seller’s standard form of such agreement as previously provided to Buyer;

(n) any dealer, reseller, OEM, value added reseller, agency or franchise agreement other than Seller’s standard form of such agreement as previously provided to Buyer;

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(o) any agreement which requires prior consent or approval in connection with a purported assignment by Seller or which will be in default or which gives rise to termination rights following a purported assignment by Seller; or

(p) any other contract of a nature or scope outside the ordinary course of business.

All contracts assigned by Seller to Buyer under Section 2.1 are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller and are enforceable in accordance with their respective terms. Seller has not received any notice or threat to terminate any such agreements. Seller is not in default in complying with any material provisions of any material contract, agreement or instrument, and no condition or event or fact exists which, with notice, lapse of time or both would constitute such a default thereunder on the part of Seller. No claims have been made or, to Seller’s Knowledge, threatened that would require indemnification by Seller, and Seller has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

Section 3.16 Litigation

There is no demand, claim, suit, action or governmental or administrative proceeding or investigation pending or, to the Knowledge of Seller, threatened against Seller or a Stockholder, or, affecting the Assets, Assumed Liabilities, or the Business, nor, to the Knowledge of Seller, has there occurred any event nor does there exist any condition on the basis of which any such demand, claim, suit, action or proceeding may be asserted.

Section 3.17 Permits; Compliance with Laws

Seller has all necessary franchises, authorizations, approvals, orders, consents, governmental and other licenses, certificates, permits, registrations, qualifications or other rights and privileges issued by any Governmental Body necessary to permit it to own its property and to conduct its business as it is presently conducted (collectively “Permits”). All of the Permits are valid and in full force and effect. Section 3.17 of the Disclosure Memorandum sets forth a full and complete list of the Permits. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. Seller is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, except for any such non-compliance or violation that, individually or in the aggregate, would not have a Seller Material Adverse Effect. Seller has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety law or received any formal request for information, notice, demand letter, administrative inquiry or formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law. Neither Seller, nor, to Seller’s Knowledge, any of its employees (in their capacities as such) has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Seller has not participated directly or indirectly in any boycotts or other similar practices affecting any of its

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customers. Seller has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products, except for violations which would not have a Seller Material Adverse Effect.

Section 3.18 Employee and Labor Matters

(a) Section 3.18(a) of the Disclosure Memorandum accurately sets forth, with respect to each employee of Seller (including any employee of Seller who is on a leave of absence or on layoff status):

(i) the name of such employee and the date as of which such employee was originally hired by Seller;

(ii) such employee’s title (if and to the extent that such employee has a title); and

(iii) such employee’s annualized compensation as of the date of this Agreement, including base pay, bonus, profit share and/or commissions and balances for accrued vacation or other paid leave.

(b) There is no former employee of Seller (including Stockholder) who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from Seller relating to such former employee’s employment or termination of employment with Seller, except as may be required by Section 4908B of the Code or, if applicable, state law.

(c) Except as set forth in Section 3.18(c) of the Disclosure Memorandum, Seller is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar contract.

(d) Except as set forth in Section 3.18(d) of the Disclosure Memorandum, the employment of each of Seller’s employees is terminable by Seller at will. Seller has delivered to Buyer or its counsel accurate and complete copies of all employee manuals and handbooks, employment policy statements and other materials relating to the employment of the current employees of Seller.

(e) To the Knowledge of Seller:

(i) no employee has notified Seller of his or her intent to terminate his or her employment with Seller;

(ii) no employee of Seller has received an offer to join a business that likely would be competitive with Seller’s business;

(iii) no employee of Seller is or has been subject to any order or proceeding that relates to Seller’s business or to any of the assets owned by Seller; and

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(iv) no employee of Seller is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that likely would have a material adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of Seller or (B) Seller’s business or operations.

(f) Seller is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of its employees. There is not now pending, and to Seller’s Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(g) No present or former employee of Seller has made any claim against Seller on account of or for (i) unaccrued overtime pay, other than overtime pay for the current payroll period, (ii) unaccrued wages or salaries (excluding wages or salaries for the current payroll period), (iii) unaccrued vacations, time-off or pay in lieu of vacation or time off, other than vacation or time-off (or pay in lieu thereof) earned in respect of the current fiscal year, or severance pay, or (iv) any violation of any law or regulation relating to minimum wages or maximum hours of work.

(h) No person or party (including, but not limited to, any governmental entity) has made any claim, and, to the Knowledge of Seller, there is no basis or grounds for any claim, against Seller arising out of any law or regulation relating to discrimination against employees or any other employment practices, including retirement or labor relations, sexual harassment, equal employment opportunity or occupational, safety and/or health standards.

(i) Seller has complied with all laws and regulations prohibiting the employment of individuals who are not authorized to work in the United States. Seller has completed and retained a Form I-9 with respect to each of its employees, and each of Seller’s employees is authorized to work in the United States.

(j) Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirement. During the ninety (90) days prior to the date of this Agreement, Seller has terminated one employee.

Section 3.19 Employee Benefit Programs

Section 3.19 of the Disclosure Memorandum sets forth a list of every employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an “Employee Program”) that has been maintained by Seller or to which Seller has contributed at any time during the three-year period ending on the date hereof and for which Seller may reasonably be expected to have any liability.

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Section 3.20 Environmental Matters

(a) Except as set forth in Section 3.20 of the Disclosure Memorandum, Seller has never, in a way that would have or has had a material affect on its business, generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) and, no Hazardous Material (as defined below) has ever been spilled, released, or disposed of by Seller at any site presently or formerly owned, operated, leased, or used by Seller. Seller does not presently own, operate, lease, or use, underground storage tanks and no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Seller in connection with the presence of any Hazardous Material.

(b) Except as set forth in Section 3.20 of the Disclosure Memorandum (i) Seller does not have any material liability under, nor has it ever violated in any material respect, any Environmental Law (as defined below); (ii) no property owned, operated, leased, or used by Seller, or any of Seller’s facilities and operations thereon presently fails to comply in any material respect with applicable Environmental Laws; and (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

(c) Except as set forth in Section 3.20 of the Disclosure Memorandum, to Seller’s Knowledge, no material site owned, operated, leased, or used by Seller contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, lead paint, or any urea formaldehyde foam insulation.

(d) Seller has provided to Buyer or its counsel copies of all material documents, records, and written information in Seller’s possession concerning any material environmental or health and safety matter relevant to Seller including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, material safety data sheets, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

(e) Seller is in compliance with the European Directives 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive”) and 2002/95/EC on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (“ROHS Directive”). Section 3.20 of the Disclosure Memorandum lists all products and components of Seller which are subject to the WEEE Directive and the RoHS Directive.

(f) For purposes of this Section 3.20, (i) “Hazardous Material” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) “Hazardous Waste” shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level.

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Section 3.21 Insurance

The physical properties, assets, business, operations, employees, officers and directors of Seller are insured, including errors and omissions insurance, to the extent disclosed in Section 3.21 of the Disclosure Memorandum. Except as set forth in Section 3.21 of the Disclosure Memorandum, there is no material claim by Seller pending under any such policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by Seller with all requirements of applicable law and all material agreements and leases to which any of them is a party. Each such insurance policy shall continue to be in full force and effect following consummation of the transactions contemplated by the Agreement. Seller has no Knowledge, of any threatened termination of any such policies or arrangements.

Section 3.22 Relationship with Customers and Suppliers

Except as set forth in Section 3.22 of the Disclosure Memorandum, no customer, distributor or reseller which accounted for more than one percent of the aggregate revenues of Seller for the fiscal year ended December 31, 2006 or which is otherwise significant to Seller (each, a “Material Customer”), or any supplier which is significant to Seller (each, a “Material Supplier”), has canceled or otherwise terminated or threatened to cancel or otherwise terminate or, to the Knowledge of Seller, has any plan or intention to cancel or otherwise terminate its relationship with Seller, or has during the period from the date of the Most Recent Balance Sheet to the date of this Agreement indicated to Seller that it will materially decrease its usage or purchase of goods or its provision of services or supplies to Seller.

Section 3.23 Trade Regulation

All of the prices charged by Seller in connection with the marketing or sale of any products or services have been in material compliance with all applicable laws and regulations. No claims have been communicated or threatened against Seller with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Seller’s Knowledge, no specific situation, set of facts, or occurrence provides any reasonable basis for any such claim.

Section 3.24 Products; Product Warranties

(a) A form of each product warranty offered by Seller relating to products manufactured or sold by Seller within the last three years has been delivered to Buyer.

(b) Section 3.24(b) of the Disclosure Memorandum sets forth a true and complete list of (i) all products manufactured, marketed or sold by Seller that have been recalled (other than voluntary customer upgrades) or withdrawn (other than products no longer offered by Seller)

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whether voluntarily or otherwise, (ii) all proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any product sold by Seller; and (iii) all product liability claims against Seller or by Seller under its products liability insurance policy, other than warranty claims in the ordinary course of business.

(c) Except as set forth in Section 3.24(c) of the Disclosure Memorandum, there is no material defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by Seller within the past three years, or any material defect in repair to, or replacement of, any such products that would result in claims against Seller in excess of the amount of reserves for warranty claims contained in Seller’s Most Recent Balance Sheet.

(d) Except as set forth in Section 3.24(d) of the Disclosure Memorandum, or except as provided in any of the standard product warranties described in this Section, Seller has not sold any products or services which are subject to an extended warranty beyond thirty-six (36) months and which warranty has not yet expired.

(e) No customer or other person has ever asserted or threatened to assert any material claim against Seller (i) under or based upon any warranty provided by or on behalf of Seller or (ii) under or based upon any other warranty relating to any product sold by Seller or any services performed by Seller. No event has occurred and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

Section 3.25 Import and Export Control

Seller has conducted its import and export transactions in accordance with applicable provisions of United States import and export control laws and regulations. Without limiting the foregoing, Seller represents and warrants that:

(a) Seller has obtained all import and export licenses and other approvals required for its imports or exports of products, software and technologies from the United States;

(b) Seller is in compliance with the terms of all applicable import and export licenses or other approvals;

(c) There are no pending or, to the Knowledge of Seller, threatened claims against Seller with respect to such import and export licenses or other approvals;

(d) There are no governmental actions pending or, to the Knowledge of Seller, threatened against Seller pertaining to the import and export transactions of Seller;

(e) No consents or approvals for the transfer of import and export licenses to Buyer are required; and

(f) Section 3.25 of the Disclosure Memorandum sets forth a list of all of the Products, together with the applicable code from the Harmonized Tariff Schedule for each Product. Seller has paid all import or export duties and/or associated fees.

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Section 3.26 Absence of Questionable Payments

Neither Seller nor the Stockholders nor, to Seller’s knowledge, any director, officer, agent, employee or other Person acting on behalf of Seller has used any of Seller’s funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to any government official or other person. Seller has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither Seller nor the Stockholders nor, to Seller’s knowledge, any director, officer, agent, employee or other person acting on behalf of Seller has accepted or received any improper or unlawful contributions, payments, gifts or expenditures in connection with the operation of the Business.

Section 3.27 Assets Complete

The Assets to be transferred to Buyer pursuant to this Agreement and the Transaction Documents include all the assets and rights used by Seller, and sufficient to permit Buyer, to conduct the manufacture, assembly, marketing, promotion, sale and distribution of the Products, and operate the Assets, the Facilities and the Business, in substantially the same manner as currently conducted by Seller.

Section 3.28 Full Disclosure

To Seller’s and Stockholders’ Knowledge, neither the statements made in this Agreement, the Financial Statements, nor any other written statement furnished by or on behalf of Seller or the Stockholders to Buyer in connection with this Agreement, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein and therein, taken as a whole, not misleading.

Section 3.29 Information Supplied by Seller

Seller has provided to, or made available for inspection and copying by, Buyer and its counsel true, correct and complete copies of all documents listed in the Disclosure Memorandum.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

OF BUYER

As a material inducement to Seller and Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller and the Stockholders, except as disclosed in the Disclosure Memorandum, as follows:

Section 4.1 Organization of Buyer

Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so

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qualified or licensed could result in a material adverse effect on the business as presently conducted, assets (including intangible assets), liabilities, financial condition, property or results of operations of Buyer and its Subsidiaries taken as a whole (an “Buyer Material Adverse Effect”).

Section 4.2 Authorization and Non-Contravention; Required Filings and Consents

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party constitutes, and each of the Transaction Documents to which Buyer will become a party when executed and delivered by Buyer will constitute, the valid and binding obligation of Buyer, enforceable in accordance with its terms.

(b) The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), or require any notice to or consent by any party under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

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Section 4.3 Funds Available

Buyer has sufficient funds or financing commitments available to carry out its obligations under this Agreement and to pay all of its related fees and expenses.

ARTICLE 5. PRECLOSING COVENANTS OF SELLER

Section 5.1 Assignment of Contracts

If any Contract constituting any of the Assets is not assignable by Seller to Buyer without the consent of a third party, or will not continue in effect after the Closing and such assignment without the consent of a third party, then Seller shall use its best efforts to provide Buyer with such third-party consent prior to the Closing Date to the satisfaction of Buyer (but if Seller’s assignment or attempted assignment of any such Contract prior to obtaining the third-party consent would constitute a breach of such Contract, then such assignment or attempted assignment shall not be or be deemed effective unless and until the third-party consent is obtained). Buyer shall render such cooperation as is reasonably required to assist Seller in obtaining such third-party consents; provided, however, that Buyer shall not be obligated to incur any material expense in connection with obtaining such consents.

Section 5.2 Conduct of Business Prior to Closing

Except for actions taken with the prior written consent of Buyer, from the date of this Agreement until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with Seller’s past practice, Seller shall use its best efforts to maintain the Business intact, to manufacture, market, promote, sell and distribute the Products consistently with Seller’s past practice, and to preserve the goodwill of the Business and present relationships with the customers and suppliers of the Business and others with whom the Business has business relations.

ARTICLE 6. CONDITIONS PRECEDENT TO

OBLIGATIONS OF BUYER

The obligation of Buyer to purchase the Assets and assume the Assumed Liabilities at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer:

Section 6.1 Representations, Warranties and Covenants

(a) The representations and warranties of Seller made in Section 3.9 of this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(b) There shall have been no significant change in Seller’s accounts receivable as of the Closing Date from the information set forth in Section 3.10(a) of the Disclosure Memorandum;

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(c) There shall have been no significant change in Seller’s inventories of Seller as of the Closing Date from the information set forth in Section 3.10(b) of the Disclosure Memorandum;

(d) Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

(e) Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effects, signed by a duly authorized executive officer of Seller.

Section 6.2 Consents and Approvals

(a) All authorizations of the Stockholders required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained and shall be in full force and effect.

(b) All consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Bodies required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, and all material Permits (including but not limited to all certifications, endorsements and qualifications) required in connection with the conduct by Buyer of the Business following the Closing in the manner heretofore conducted by Seller shall have been obtained or made on terms satisfactory to Buyer, in its sole discretion, and shall be in full force and effect, excluding, however, consents, approvals and authorizations necessary for the transfer to Buyer of the Permits listed in Section 6.2(b) of the Disclosure Memorandum. Without limiting the generality of the foregoing, all consents, approvals and authorizations necessary for the transfer to Buyer of all Permits held by Seller with respect to the Business, as listed in Section 3.17 of the Disclosure Memorandum, shall have been obtained and such consents, approvals and authorizations shall be in full force and effect. Buyer shall have been granted all material Permits substantially equivalent to those held by Seller with respect to the Business, as listed in Section 3.17 of the Disclosure Memorandum (excluding, however, the Permits listed in Section 6.2(b) of the Disclosure Memorandum), without having to accept any significantly more burdensome conditions than are now imposed on Seller under such Permits. In addition, the originals of all Permits referenced in this Section 6.2(b) shall have been delivered to Buyer.

(c) All consents, approvals or authorizations of any other third parties required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including, but not limited to, all consents of any third parties required for the assignment to Buyer of any Contracts that constitute any of the Assets (including all Contracts identified in Section 3.15(o) of the Disclosure Memorandum) and the continuation in effect of such Contracts following the Closing and such assignment, excluding, however, for such Contracts listed on Section 6.2(c) of the Disclosure Memorandum (for which Seller will use best efforts to provide approvals and consents within thirty (30) days after Closing), shall have been obtained on terms satisfactory to Buyer, in its sole discretion, and shall be in full force and effect. In addition, the originals of all the consents, approvals, and authorizations referenced in this Section 6.2(c) shall have been delivered to Buyer.

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Section 6.3 Taxes

All Taxes and other assessments applicable to the Assets or the Business that are due and owing as of the Closing Date shall have been paid, except for Taxes and assessments to be paid pursuant to Section 8.5.

Section 6.4 Delivery of Documents

Seller shall deliver the following documents, agreements and supporting papers to Buyer at the Closing, and the delivery of each shall be a condition to Buyer’s performance of its obligations to be performed at the Closing:

(a) a counterpart of the Bill of Sale executed by Seller;

(b) a counterpart of the Assumption Agreement executed by Seller;

(c) executed counterparts of one or more Assignments of Trademarks covering each of the trademarks listed in Section 3.13 of the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body;

(d) executed counterparts of one or more Assignments of Patents covering each of the patents and patent applications listed in Section 3.13 of the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body;

(e) executed certificates, affidavits or other documents relating to any transfer taxes, or excise taxes, documentary stamp taxes or gains taxes imposed by a Governmental Body;

(f) any and all certificates of title relating to Personal Property included within the Assets;

(g) written consent to assignment (in form and substance reasonably satisfactory to Buyer) of all agreements listed in Section 3.15(o) of the Disclosure Memorandum, except for the agreements identified in Section 6.2(c) of the Disclosure Memorandum; and

(h) Escrow Agreement, duly executed by Seller, Stockholders and the Escrow Agent.

Section 6.5 Employees

Seller shall have terminated all of its employees (other than Stockholders), effective immediately before the Closing. Each of the terminated employees of Seller identified in Section 6.5 of the Disclosure Memorandum shall have accepted an offer of employment from Buyer. Seller shall have released all employees who accept employment with Buyer from their obligations under any non-competition or confidentiality agreement in favor of Seller, to the extent necessary to allow them to be employed by Buyer.

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Section 6.6 Satisfaction of Conditions

All agreements and other documents required to be delivered by Seller hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of Buyer and its counsel. Buyer shall have received such other agreements, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Article 6.

Section 6.7 Payoff Letters; UCC Termination Statements

Seller shall have delivered to Buyer payoff letters from all secured lenders of Seller, together with appropriate UCC termination statements, duly executed and completed by the secured lenders, with respect to all indebtedness secured by the Assets, excluding, however, for such secured lenders listed on Section 6.7 of the Disclosure Memorandum.

ARTICLE 7. CONDITIONS PRECEDENT TO

OBLIGATIONS OF SELLER

The obligation of Seller to sell the Assets to Buyer at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller:

Section 7.1 Representations, Warranties and Covenants

(a) The representations and warranties of Buyer made in this Agreement or in the Transaction Documents or any certificate furnished pursuant hereto or thereto shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except as modified by transactions permitted by this Agreement;

(b) Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

(c) Buyer shall have delivered to Seller a certificate dated the Closing Date to the foregoing effects signed by a duly authorized executive officer of Buyer.

Section 7.2 Transfer Documents

Buyer shall have executed and delivered to Seller the Bill of Sale and the Assumption Agreement.

Section 7.3 Satisfaction of Conditions

All agreements and other documents required to be delivered by Buyer hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of Seller and its counsel. Seller shall have received such other agreements, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Article 7.

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Section 7.4 Escrow Agreement

Buyer and the Escrow Agent shall have executed and delivered to Seller and Stockholders the Escrow Agreement.

Section 7.5 Employees

Buyer shall have made an offer of employment to each of the employees identified in Section 7.5 of the Disclosure Memorandum, in each case on terms substantially the same as the terms on which such employees were employed by Seller immediately before the Closing Date .

Section 7.6 Employee Benefit Plans

All consents, approvals or authorizations of any third parties required for the assumption by Buyer of any Employee Benefit Plan listed in Section 7.6 of the Disclosure Memorandum as of Closing shall have been obtained on terms satisfactory to Seller, in its sole discretion, and shall be in full force and effect.

ARTICLE 8. OTHER AGREEMENTS

Section 8.1 Further Assurances; Assignments and Consents

Subject to the terms and conditions of this Agreement, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. Seller shall use its best efforts to deliver to Buyer within thirty (30) days after the Closing Date all consents and approvals required for the assignment to Buyer of the Contracts listed in Section 6.2 of the Disclosure Memorandum.

Section 8.2 Fees and Expenses

All fees and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer, and all fees and expenses incurred by Seller or the Stockholders in connection with this Agreement and the transactions contemplated hereby shall be paid by Stockholder.

Section 8.3 Noncompetition

(a) Each Stockholder covenants that, until the fifth (5th) anniversary of the date of this Agreement, such Stockholder shall not directly, or indirectly through one or more other persons or entities, engage in, or have any financial or other interests in (whether as a principal, partner, shareholder, director, officer, agent, stockholder, consultant or otherwise), or knowingly provide assistance directly related to a Competing Business (as defined below) to any person, firm, corporation or business that engages in a Competing Business in any state, country, territory or area of the world where business is conducted by Buyer or Seller; provided, however, the parties hereto agree and acknowledge that Buyer or Seller conduct business in each state of the United

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States and the District of Columbia and throughout the world. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent or otherwise limit a Stockholder from holding, for investment purposes, no more than five percent (5%) of any class of equity securities of a company engaged in a Competing Business if such class of equity securities is traded on a national securities exchange, or from holding an interest in Buyer. The term “Competing Business” shall mean any business activity which is the same as or competes with any business activity engaged in by Buyer or Seller (or any business activity they were demonstrably planning to pursue) during the time that Stockholder is employed by Buyer or Seller, including but not limited to the development, marketing or sale of projectors, flat panel display systems or video controllers or processors. The term “Competing Business” shall also mean any company in the electronics business that uses “Runco” as part of the name of the company or its brands or products. After the Closing Date, Buyer and Stockholders shall meet to explore the possibility of a mutually beneficial arrangement involving the development and sale of video processing cards for computers and computer network servers.

(b) Each Stockholder covenants and agrees that, until the fifth (5th) anniversary of the date of this Agreement, such Stockholder will not: (i) other than in connection with the performance of Stockholder’s employment duties with Buyer or Seller, perform work related to the Business for, or solicit, directly or indirectly, the Business from any person or entity which is or has been a customer, client or Prospect (as defined below) of Buyer or Seller during the two (2) years prior to the date of termination of Stockholder’s employment with Buyer or Seller, or otherwise induce any such person or entity to cease or reduce their business relationship with Buyer or Seller; (ii) use or disclose to any person or entity, directly or indirectly, any confidential information obtained during the term of Stockholder’s employment concerning the names, addresses and/or telephone numbers of Buyer’s or Seller’s stockholders, suppliers or customers, or customer contacts; (iii) solicit or in any manner attempt to induce or encourage any person or entity to leave the employment of Buyer or Seller or to cease or reduce their business or commercial relationship with Buyer or Seller; or (iv) aid others in doing anything described in this Section 8.3, whether as an officer, director, shareholder, partner, consultant or otherwise. For purposes of this Section 8.3, the term “solicit” means including without limitation (a) responding to requests for proposals and invitations for bids, (b) initiating contacts with customers, clients, or Prospects of Seller or Buyer for the purpose of advising them that Stockholder has left the employment of Seller or Buyer and is available for work which constitutes or relates to the Business, and (c) participating in joint ventures or teaming agreements or acting as a consultant or subcontractor or stockholder of others who directly solicit the Business. The terms “client” and “customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “prospect” means any person or entity to whom Seller or Buyer has submitted a proposal, or whom Seller or Buyer has solicited to become a customer.

(c) Each Stockholder acknowledges that for purposes of analyzing the reasonableness of the restrictions in this Section 8.3, the standards applicable to covenants not to compete primarily arising out of the sale of the business, not out of the employment relationship, should be used. Each Stockholder acknowledges that he had equal bargaining power in negotiating the restrictions, each Stockholder received adequate consideration for the restrictions, the restrictions are necessary to protect the good will of the business sold pursuant to this Agreement, are reasonable in time and geographical scope, and the restrictions were integral to this Agreement.

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It is expressly agreed by each Stockholder that if, in any judicial proceeding, the geographic coverage of the covenant contained in this Section 8.3 or the periods of time in this Section 8.3 should be adjudged unreasonable, then such geographic coverage or such period or periods of time, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions in this Section to the fullest extent permitted under applicable law.

Section 8.4 Allocation of Purchase Price

The parties agree that for purposes of allocating the Purchase Price for federal, state, local and other Tax purposes, the fair market values of the Assets and noncompetition agreement as set forth in Section 8.3 are as set forth in Section 8.4 of the Disclosure Memorandum. The parties agree to utilize the fair market values of the Assets and noncompetition agreement set forth in Section 8.4 of the Disclosure Memorandum for the purpose of allocating the Purchase Price paid hereunder for the Assets and noncompetition agreement for federal, state, local and other Tax purposes, which allocation is in accordance with Section 1060 of the Code. Each party agrees to report the federal, state, local and other Tax consequences of the transactions contemplated by this Agreement and the Transaction Documents in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, or in any litigation, investigation or otherwise. Each party shall cooperate with the other party in the preparation and filing of Form 8594 with the U.S. Internal Revenue Service and the preparation and filing of any similar form required under state, local or foreign law.

Section 8.5 Tax Apportionments

Seller shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate authorities all Tax Returns and shall pay, or cause to be paid, when due all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets attributable to any period which ends on or prior to the Closing Date. Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets attributable to any period which ends after the Closing Date; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent any such payment for real property Taxes, personal property Taxes and similar ad valorem obligations with respect to the Assets is attributable to any period (or portion thereof) which ends on or prior to the Closing Date, based on the number of days in such period. Any Tax refunds or credits attributable to any period (or portion thereof) which ends on or prior to the Closing Date shall be for the account of the Seller and any Tax refunds and credits attributable to any period (or portion thereof) which begins after the Closing Date shall be for the account of the Buyer. Each party will cooperate with the other in the preparation of Tax Returns relating to the business following the Closing, including providing the other party with access to such records as are reasonably necessary for the preparation of any Tax Returns or filings.

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Section 8.6 Certain Taxes

All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and the party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other parties shall, and shall cause their affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Buyer and on-half by the Stockholders.

Section 8.7 Promotional Materials

Seller hereby authorizes Buyer to use Seller’s promotional materials relating to the Products, if Buyer so elects, provided Buyer identifies itself as the vendor of the Products referred to by such materials subsequent to the Closing Date.

Section 8.8 Packaging and Labels

Seller hereby authorizes Buyer to sell the Inventory without replacing or removing Seller’s packaging or labels for the Products in the Inventory, if Buyer so elects, provided Buyer identifies itself as the vendor on other documents relating to the sale of such Products.

Section 8.9 Post-Closing Cooperation

After the Closing Date each party shall provide the other party with such reasonable assistance (without charge) as may be requested by the other party in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including, but not limited to, any tax return or form) relating to the Products, the Assets, the Assumed Liabilities or the Business. Such assistance shall include, but not be limited to, permitting the party requesting assistance to have reasonable access to the employees, books and records of the other party.

Section 8.10 Bulk Sales

Buyer, at its own risk and expense, waives compliance with bulk sales laws, if any, applicable to the transactions contemplated by this Agreement and the Transaction Documents.

Section 8.11 Stockholder’s Right to Purchase Product

Buyer agrees that after Closing, so long as Buyer continues to market the Products, Sam Runco shall have the right to purchase from Buyer each year: (i) up to $250,000 worth of finished Products at a price equal to Buyer’s full manufacturing cost for such Products, and (ii) up to $250,000 worth of finished Products at a price equal to full dealer price; provided, that Sam Runco may purchase finished Products pursuant to this Section only for his personal use and the personal use of his family or for donation to charity, but not, under any circumstances, for resale.

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Section 8.12 Post-Closing Consulting Arrangements

At the reasonable request of Buyer, Sam Runco will be available to support the message to employees, rep firms, dealers, media, industry influencers, industry organizations and suppliers for one (1) year from Closing. Mr. Runco will also attend on a limited basis and provide input on engineering meetings for nine (9) months after Closing. At any time after twelve (12) months after the date of this Agreement, Mr. Runco may, but shall not be obligated to, attend each of the following events during the time periods specified: CEDIA through and including 2009; CES through and including 2009; Runco Dealer Mexico Trip through and including 2010; and Vidikron Dealer Trip through and including 2010. If Mr. Runco attends any of the events identified in the foregoing sentence, he will attend on behalf of Buyer if so requested and, if so requested, may be accompanied to such event by his immediate family at no cost to Mr. Runco. Buyer will work with Mr. Runco to schedule meetings and appearances at mutually acceptable times. Any travel that is required of Mr. Runco will be by first class air and limo at his disposal. The hotel accommodations will be a suite or superior room depending upon the event and mutually agreed to in advance.

Section 8.13 Name Change

Promptly after the Closing Date, the Stockholders shall cause Seller’s Articles of Incorporation to be amended to change its name from Runco International, Inc.

ARTICLE 9. INDEMNIFICATION

Section 9.1 Survival of Representations and Covenants

(a) The representations, warranties, covenants and agreements of each party set forth in this Agreement or the Escrow Agreement shall survive the Closing Date and shall continue in full force and effect until the date that the last claim for indemnification hereunder that was made on or before September 1, 2008 (the “Claims Date”) is finally and completely resolved.

(b) The representations, warranties, covenants and obligations of the respective parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, any of the parties or any of their representatives.

(c) For purposes of this Agreement, although each statement or other item of information set forth in the Disclosure Memorandum is provided in order to expressly qualify the specific representation and warranty to which such information refers, all such statements and other items of information that are provided in the Disclosure Memorandum shall also be deemed to be representations and warranties made by Stockholder and Seller in addition to the representations and warranties provided for by the terms of this Agreement.

Section 9.2 Indemnification by Stockholders

(a) Subject to the provisions of this Section 9.2, and as an integral part of the Transaction, Stockholders hereby agree to hold harmless and indemnify Buyer from and against,

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and to compensate and reimburse Buyer for any Loss which is suffered or incurred by Buyer (regardless of whether or not such Loss relates to any third party claim) arising out of or in connection with:

(i) any inaccuracy in any representation or warranty made by Seller or Stockholders in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

(ii) any failure by Seller or Stockholders to perform or comply with any covenant or agreement in this Agreement or in the Transaction Documents;

(iii) any Claim relating to any business or assets of Seller or its Affiliates not acquired by Buyer hereunder (including the Excluded Assets);

(iv) any obligations or liabilities of Seller or its Affiliates not assumed by Buyer hereunder (including the Excluded Liabilities) other than those Excluded Liabilities described in Sections 2.4 (a), (b), (c), (d), (g) and (h) of this Agreement;

(v) any Excluded Liabilities described in Sections 2.4 (a), (b), (c), (d), (g) and (h) of this Agreement;

(vi) any failure by Seller to deliver the approvals and consents for Contracts identified on Section 6.2 of the Disclosure Memorandum within 30 days after the Closing; or

(vii) any breach of the obligations of Sam Runco under Section 8.12 of this Agreement.

(b) Any claim for indemnification by Buyer pursuant to Section 9.2(a)(i), 9.2(a)(ii), 9.2(a)(iii), 9.2(a)(iv), or 9.2(a)(v) of this Agreement shall be subject to the following limitations:

(i) the aggregate indemnification obligations of Stockholders shall be limited to the assets held in escrow pursuant to the terms of the Escrow Agreement;

(ii) Stockholders are not required to make any indemnification payment with respect to claims for Losses in an amount less than $200,000; provided, however, that once all claims for Losses equal or exceed $200,000 Stockholders shall be liable for the full amount of Losses; and

(iii) Stockholders are not required to make any indemnification payment unless a claim is initiated prior to the Claims Date;

provided, however, that the foregoing limitations in Sections 9.2(b)(i) through (iii) shall not apply in the case of any claim for indemnification based on a breach or inaccuracy of any of the representations and warranties set forth in Section 3.10(a)(i), (a)(ii) or (b)(ii) or Section 3.12(a) or (d) of this Agreement and shall not apply in the case of any intentional misstatement or fraud.

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(c) Any claim for indemnification by Buyer pursuant to Section 9.2(a)(v) with respect to any Excluded Liability described in Section 2.4(c) of this Agreement shall be subject to the following limitations:

(i) the aggregate indemnification obligations of Stockholders shall be limited to $10 million; and

(ii) Stockholders are not required to make any indemnification payments unless a claim is initiated prior to the third anniversary of the Closing Date.

(d) With respect to any claim for indemnification by Buyer pursuant to Section 9.2(a)(vii), the aggregate indemnification obligations of Stockholders shall be limited to a portion of the assets held in Escrow not to exceed $200,000.

Section 9.3 Indemnification by Buyer

Buyer shall hold harmless and indemnify Seller from and against, and shall compensate and reimburse Seller for any Loss which is suffered or incurred by Seller (regardless of whether such Loss relates to any third party claim), directly or indirectly out of or in connection with:

(a) any inaccuracy in any representation or warranty made by Buyer in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

(b) any failure by Buyer to perform or comply with any covenant or agreement in this Agreement or the Transaction Documents;

(c) any Claim by any Person for brokerage or finders’ fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person directly or indirectly with Buyer or any of its Affiliates, officers, directors or employees in connection with any of the transactions contemplated by the Agreement or the Transaction Documents; or

(d) the Assumed Liabilities or, to the extent relating exclusively to periods after the Closing Date, the conduct by Buyer of the Business, the ownership or operation by Buyer of the Assets or the sale by Buyer of the Products.

The obligations of Buyer under this Section 9.3 shall only apply to claims made on or prior to the Claims Date.

Section 9.4 Defense of Third Party Claims

In the event of the assertion or commencement by any Person of any claim or proceeding (whether against Buyer, Seller, Stockholders, any other Indemnified Party (as defined below) or any other Person) with respect to which Stockholders or Buyer, as the case may be, may become obligated hereunder to indemnify, hold harmless, compensate or reimburse any Person pursuant to this Article 9, the party to be indemnified (the “Indemnified Party”) shall reasonably promptly, but in any event within ten (10) days following the Indemnified Party’s actual

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knowledge thereof, notify the Person providing the indemnification hereunder (the “Indemnifying Party”) of such claim or proceeding and of the facts within the Indemnified Party’s knowledge related thereto by providing written notice to the Indemnifying Party. The Indemnifying Party shall have the right, at its election, to assume the defense, negotiation and settlement of such claim or proceeding at its sole expense which, in the case of Stockholders, shall be payable out of the assets held in escrow under the Escrow Agreement. In the absence of any such election, the Indemnified Party may proceed with the defense of such claim or proceeding and the Indemnifying Party shall bear and pay all costs and expenses (including reasonable attorneys’ fees and costs) in connection with the Indemnified Party’s defense of any such claim or proceeding (whether or not incurred by the Indemnified Party, but subject to the limits set forth in Sections 9.2(b) and 9.3, as applicable). Notwithstanding anything to the contrary contained herein, in the event of an indemnification claim arising under Article 9: (i) if the amount claimed pursuant to such third-party claim, or the potential liability arising out of such third-party claim (in the reasonable, good faith judgment of Buyer and Stockholders), exceeds the maximum indemnification obligation of Stockholders pursuant to Article 9, then Buyer will be entitled, at its sole option, to assume primary responsibility for the defense of such claim with counsel selected by Buyer and not reasonably objected to by Stockholders, and (ii) if Stockholders propose to settle such third-party claim for an amount that exceeds the maximum amount for which Stockholders would be liable pursuant to Article 9, then Stockholders shall not agree to any such settlement without the prior written consent of Buyer. Buyer’s assumption of responsibility for the defense of a claim shall not affect or diminish Buyer’s right to indemnification under Article 9 or in any way expand the obligations of Stockholders under Article 9.

(i) If the Indemnifying Party so elects to assume the defense of any such claim or proceeding:

(A) the Indemnifying Party shall proceed to defend such claim or proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnified Party;

(B) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such claim or proceeding;

(C) the Indemnified Party shall make available to the Indemnifying Party any documents and materials in the possession or control of the Indemnified Party that may be necessary to the defense of such claim or proceeding; and

(D) the Indemnified Party shall have the right to participate in the defense of such claim or proceeding at its own expense.

(ii) If the Indemnified Party so proceeds with the defense of any such claim or proceeding:

(A) all expenses reasonably incurred and relating to the defense of such claim or proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party, subject to the limits set forth in Sections 9.2(b) and 9.3, as applicable;

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(B) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or proceeding;

(C) the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding; and

(D) the Indemnified Party shall not settle, adjust or compromise such claim or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 9.5 Reliance

No disclosure by any party (“Disclosing Party”) to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party’s reliance on the respective representations and warranties contained in this Agreement (as supplemented by the Disclosure Memorandum) and shall not effect a waiver of that party’s rights to indemnity as herein provided for the breach of any of said representations and warranties.

ARTICLE 10. ARBITRATION

Section 10.1 Notice of Dispute/Negotiated Resolution

In the event that there is any controversy, claim or dispute between the Parties hereto arising out of or related to this Agreement, or the breach hereof, that has not been resolved by informal discussions and negotiations, either Party may, by written notice to the other, invoke the formal dispute resolution procedures set forth herein. The written notice invoking these procedures shall set forth in reasonable detail the nature, background and circumstances of the controversy, claim or dispute. During the thirty (30) days following said written notice, the Parties shall meet, confer and negotiate in good faith to resolve the dispute. Either Party may, during said thirty (30) day period, request the utilization of the services of a professional mediator, and the other Party or parties to this dispute shall cooperate with such request and share the reasonable costs of such mediator.

Section 10.2 Arbitration

(a) In the event that any controversy, claim or dispute between the Parties hereto arising out of or related to this Agreement, or the breach hereof, cannot be settled or resolved amicably by the Parties during the thirty (30) day period of good faith negotiations provided for above, then either or any Party hereto may submit said controversy, claim or dispute for arbitration before a single neutral arbitrator in accordance with the provisions contained herein and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Rules”). The arbitrator shall determine all questions of fact and law relating to any controversy, claim or dispute hereunder, including but not limited to whether or not any such controversy, claim or dispute is subject to the arbitration provisions contained herein. The decision of the arbitrator with respect to any controversy, claim or dispute shall be binding and conclusive upon the parties to this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

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(b) Any Party desiring arbitration shall serve on the other Party or parties and the San Francisco Office of the American Arbitration Association, in accordance with the aforesaid Rules, its Notice of Intent to Arbitrate (“Notice”). Notice shall in no event be given after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. A single, neutral arbitrator shall be selected by the parties who is generally familiar with the factual and legal issues that relate to (appropriate legal issues, e.g. intellectual property). In the event that the Parties are unable to agree on a neutral arbitrator, then one shall be selected in accordance with the Rules. The arbitration proceedings provided hereunder are hereby declared to be self-executing, and it shall not be necessary to petition a court to compel arbitration.

(c) If a controversy, claim or dispute arises between the Parties which is subject to the arbitration provisions hereunder, and there exists or later arises a controversy, claim or dispute between the Parties and any third party, which controversy, claim or dispute arises out of or relates to the same transaction or series of transactions, said third party controversy, claim or dispute shall be consolidated with the arbitration proceedings hereunder; provided, however, that any such third party must be a Party to an agreement with any of the parties which provides for arbitration of disputes thereunder in accordance with rules and procedures substantially the same in all material respects as provided for herein or, if not, must consent to arbitration as provided for hereunder.

(d) All arbitration proceedings shall be held in Portland, Oregon.

(e) Buyer, on the one hand, and the Stockholders, on the other hand, shall each bear its/their own expenses (including, attorneys’ fees and expenses) incurred in connection with any such arbitration. In the event the arbitrator finds in favor of Buyer as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by Buyer and the Escrow Agent will be reimbursed by Stockholders. In the event the arbitrator finds in favor of the Stockholders as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by the Stockholders and the Escrow Agent will be reimbursed by Buyer. The fees and expenses of the arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator, or, if not so allocated, shall be borne equally by Buyer, on the one hand, and the Stockholders on the other hand.

ARTICLE 11. MISCELLANEOUS

Section 11.1 Notices

All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered by hand, (ii) one (1) business day after deposit with a nationally-recognized overnight courier service, with delivery charges prepaid or otherwise satisfied, or (iii) three (3) business days after deposit in the United States mail, postage prepaid, certified or registered mail, addressed to a party as follows:

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if to Buyer:

Compton Acquisition, Inc.

1195 NW Compton Drive

Beaverton, OR 97006

Attention: General Counsel

Fax No: 503-748-1541

Telephone No: 503-748-8909

with a copy to:

Ater Wynne LLP

222 SW Columbia, Suite 1800

Portland, OR 97201

Attention: Gregory E. Struxness, Esq.

Fax No: 503-226-0079

Telephone No: 503-226-8449

if to Seller or to Stockholders, to:

Runco International, Inc. (Old)

1118 Blythe Street

Foster City, CA 94404-3604

Attention: President

Fax No.: 650-349-4181

Telephone No.: 650-308-4949

with a copy to:

K&L Gates

630 Hansen Way

Palo Alto, CA 94304

Attention: Dirk Michels

Fax No.: 650-798-6701

Telephone No: 650-798-6709

Section 11.2 Interpretation

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

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Section 11.3 Counterparts

This Agreement may be executed in two or more partially or fully counterparts, each of which shall be deemed an original and will bind the signatory, and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.4 Entire Agreement; No Third Party Beneficiaries

This Agreement (including the exhibits, schedules, documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements, understandings, negotiations, correspondence, undertakings and communications, both written and oral, including the letter of intent between Buyer, Seller and Stockholder dated March 12, 2007 (and all amendments thereto), among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 11.5 Governing Law

This Agreement will be governed by the laws of the State of Oregon.

Section 11.6 Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment by Buyer, on the one hand, or by Seller or Stockholder, on the other hand, in violation of this Section 10.6 will be voidable and will entitle Seller, Stockholder or Buyer, respectively, to terminate this Agreement at its option. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 11.7 Amendment

This Agreement may be amended by the parties hereto at any time by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.8 Certain Remedies

It is specifically understood and agreed that any breach of this Agreement by any of the parties hereto will result in irreparable injury to Buyer, Seller and Stockholder, as applicable, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the aggrieved party shall be entitled to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the breaching party and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages.

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Section 11.9 Severability

In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal or enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

Section 11.10 Attorneys’ Fees

Subject to the limits and procedures set forth in Article 9, if a proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement (including any action to enforce any award in arbitration), the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees incurred in connection with such proceeding as fixed by the arbitrator.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Buyer, Seller and Stockholders have caused this Asset Purchase Agreement to be signed as of the date first written above.

COMPTON ACQUISITION, INC.

By:	/s/ Gerald K. Perkel
Gerald K. Perkel
President

RUNCO INTERNATIONAL, INC.

By:	/s/ Lori Runco
Lori Runco
President

STOCKHOLDERS:

/s/ Sam Runco
Sam Runco

/s/ Lori Runco
Lori Runco

Signature Page – ASSET PURCHASE AGREEMENT